Exhibit 99.1
For Immediate Release
October 10, 2008

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2008, of $499,000, or $0.25 per share of common stock, basic and diluted, compared to net income of $138,000, or $0.07 per share of common stock, basic and diluted, for the three months ended September 30, 2007.  The Company reported unaudited net income of $1,286,000, or $0.65 per share of common stock, basic and diluted, for the nine months ended September 30, 2008, compared to net income of $444,000, or $0.22 per share of common stock, basic and diluted, for the nine months ended September 30, 2007.

Net income increased $361,000 during the third quarter of 2008 as compared to the third quarter of 2007.  The increase is due to increases of $477,000 in net interest income and $229,000 in other income, partially offset by increases of $128,000 in other expenses, $85,000 in the provision for loan losses, and $132,000 in income taxes.  The increase in net interest income is due to the net effect of decreases in interest income of $47,000 and interest expense of $524,000.  Interest income on loans decreased $56,000, primarily due to a 45 basis point decrease in the average yield, partially offset by an $8.1 million increase in the average balance of the loan portfolio during the third quarter of 2008 compared to the same period of 2007.  Interest expense on deposits decreased $441,000 mostly due to a decrease of 88 basis points in the average cost of deposits during this same time frame.  Our cost of deposits has decreased reflecting lower market rates of interest.

The increase in provision for loan losses reflects an increase in the average balance of the loan portfolio, as well as an increase in commercial real estate lending.  The Company continues to experience good asset quality as the volume of nonperforming assets decreased $239,000 to 0.42% of total assets from 0.51% at December 31, 2007.  Other income increased $229,000 during the third quarter mostly due to increases of $69,000 in net income from mortgage banking operations, $59,000 in commission income, $42,000 in earnings on cash surrender value, and $30,000 in trust income.  The increase in mortgage banking operations reflects a higher volume of sales to the secondary market during 2008.  Other expenses increased $128,000 primarily due to increases of $102,000 in salaries and benefits expense and $31,000 in real estate owned expense.  The increase in salaries and benefits expense is attributed to annual wage and cost increases and increased commissions.

Net income increased $842,000 during the nine months ended September 30, 2008 compared to the same period of 2007.  The increase in net income is due to increases of $1.0 million in net interest income and $566,000 in other income, partially offset by increases of $336,000 in other expenses, $115,000 in the provision for loan losses, and $311,000 in income taxes.  The increase in net interest income during the first nine months of 2008, compared to the same period of 2007, is due to an increase of $398,000 in interest income offset by a decrease of $640,000 in interest expense.  Interest income on loans increased $397,000 due to a $14.4 million increase in the average balance of loans, partially offset by a 28 basis point decrease in the average yield of the portfolio during the first nine months of 2008.  Interest expense has benefited from a $642,000 decrease in interest expense on deposits.  The decreased interest expense is primarily due to a decline of 55 basis points in the average cost of deposits, partially offset by an $11.0 million increase in the average balance of deposits during the first nine months of 2008, compared to the same period of 2007.

The increase in other income is mostly due to increases of $202,000 in net income from mortgage banking operations, $182,000 in commission income, $107,000 in earnings on cash surrender value, and $75,000 in trust income.  The increases in commission income and trust income reflect a continued growth in accounts.  Other expense was affected by an increase of $304,000 in salaries and benefit expense and $42,000 in occupancy expenses.  The increase in salaries and benefits expense is attributed to annual wage and cost increases and higher commissions, as well as expenses associated with new benefit plans.  Occupancy expenses increased mostly due to higher maintenance and utilities costs.  The increase in income taxes reflects a higher level of taxable income, partially offset by state income tax benefits.

Total assets at September 30, 2008, increased to $294.6 million from $288.5 million at December 31, 2007.  Total deposits at September 30, 2008 were $238.4 million, compared to $245.7 million at December 31, 2007.  Total stockholders’ equity at September 30, 2008 and December 31, 2007, was $22.9 million and $22.6 million, respectively.  At September 30, 2008, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.1%, 10.1%, and 11.0%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended September 30, 2008, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.